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                                                                       Exhibit 5

                                March 31, 1999



Penton Media, Inc.
1100 Superior Avenue
Cleveland, Ohio  44114

      Re:  Penton Media, Inc. 1998 Equity and Performance Incentive Plan
           -------------------------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel for Penton Media, Inc., a Delaware corporation (the "Registrant"), in connection with the Penton Media, Inc. 1998 Equity and Performance Incentive Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for the purpose of this opinion, and based thereon, we are of the opinion that the Registrant's shares of common stock, par value $.01 per share (the "Common Stock"), that may be issued and sold pursuant to the Plan and the authorized forms of agreement thereunder (the "Agreements") have been duly authorized and will be, when issued and sold in accordance with the Plan and such Agreements, validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                         Very truly yours,


                                         /s/  JONES, DAY, REAVIS & POGUE